Room 4561
October 19, 2005

Mr. Alex Genin
President and Chief Executive Officer
First Capital International, Inc.
5120 Woodway
Suite 9000
Houston, Texas 77056

      Re:	First Capital International, Inc.
      Form 10-KSB for Fiscal Year Ended December 31, 2004
		Filed April 14, 2005
      File No. 0-26271

Dear Mr. Genin,

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,


								Brad Skinner
								Accounting Branch Chief